Exhibit 21.1

RUSS BERRIE AND COMPANY, INC. AND SUBSIDIARIES

COMPANY NAME	JURISDICTION OF ORGANIZATION
Russ Berrie and Company, Inc.	New Jersey
Infant and Juvenile Segment:
Kids Line, LLC	Delaware
Kids Line Australia Pty Ltd.	Victoria, Australia
Kids Line UK Limited	England
Sassy, Inc.	Illinois
I & J HoldCo, Inc.	Delaware
LaJobi, Inc. (acquisition vehicle)	Delaware
Gift Segment:
Russ Berrie U.S. Gift, Inc.	Delaware
Russ Berrie & Co. (West), Inc. (inactive)	California
Russ Berrie and Company Properties, Inc.	New Jersey
Russ Berrie and Company Investments, Inc.	New Jersey
BOA Done, Inc. (inactive)	West Virginia
Amram’s Distributing Ltd.	Canada
Russplus, Inc.	New Jersey
P/F Done, Inc. (inactive)	Pennsylvania
Fluf N’ Stuf, Inc. (inactive)	Pennsylvania
RBTACQ, Inc. (inactive)	Ohio
RBCACQ, Inc. (inactive)	California
Tri Russ International (Hong Kong) Limited	Hong Kong
Russ Consulting Service (Shenzhen) Co., Ltd.	People’s Republic of China
Russ Berrie (U.K.) Limited	England
Russ Berrie (Holdings) Limited (inactive)	England
Russ Berrie España, S.L.	Spain
Russ Berrie (Deutschland) GmbH (inactive)	Germany
Russ Berrie (Österreich) GmbH (inactive)	Austria

Russ Berrie France S.A.R.L. (inactive)	France
Russ Berrie (Benelux) B.V. (inactive)	Holland
Russ Berrie (Ireland) Limited	Ireland
Russ Australia Pty Limited	New South Wales, Australia